Exhibit 10.2

Qingdao Chengyang Xingyang Development and Investment Co., Ltd.

and

Sun Seven Star Investment Group Co., Ltd.

Beijing Seven Star Global Culture Development Co., Ltd.

Ideanomics, lnc.

Supplementary Agreement for Project Cooperation

December 2019

Supplementary Agreement for Project Cooperation

Party A: Qingdao Chengyang Xingyang Development and Investment Co., Ltd.

Party B: Sun Seven Star Investment Group Co., Ltd.

                 Beijing Seven Star Global Culture Development Co., Ltd.

Party C: Ideanomics,lnc.

Given:

1.	Located in the geometric center of the "Greater Qingdao Area", Chengyang District is a comprehensive land and air transportation hub of Qingdao. The transportation in the area is highly developed with obvious industrial advantages. It is the central area of the north shore of Jiaozhou Bay, which is developed based on advanced manufacturing industries and is led by strategic emerging industries, along with a renowned leading living environment for residents.

2.	Party B Sun Seven Star Investment Group (referred to as "Sun Seven Star") and its subsidiary company Beijing Seven Star Global Cultural Development Co., Ltd. is one of the largest privately diversified media investment groups in China, with operations in 10 major cities worldwide.

3.	Party A and B signed the "Project Cooperation Agreement" on December 31st, 2019, on that the party designated by Party B and Party A to jointly invest in the establishment of a project company to work collaboratively in the clean energy sector.

4.	Party C is a NASDAQ-listed company (NASDAQ code: IDEX). It is a global enterprise dedicated to promote the electrification transformation of commercial vehicles and the green financial technology revolution.

In order to implement Shandong Province's major development plan on the replacement of old with new engines energy, based on the development advantages and industrial characteristics of Chengyang District, leverage Party B's resource advantages, industrial advantages, technological advantages and capital advantages, attract new energy enterprises to settle in Chengyang and speed up Chengyang's industrial upgrading iteration and the conversion of old and new engines energy, all parties, in accordance with national laws and regulations and local policies, after friendly consultations, have reached an agreement on the establishment of a clean energy company in Chengyang, hereby signing this supplementary cooperation agreement.

Article 1. The Principle of Cooperation

According to the development landscape of Chengyang District’s economic development and the comprehensive urban plan, in combination with the development strategies of Party B and Party C, all parties intend to cooperate in the clean energy sector on the basis of legal compliance, equality, voluntary, mutually beneficial and rapid growth. Cooperation will further promote the development of the new engines energy industry in Chengyang District and the improvement of the strengths of parties A, B, and C to achieve a win-win situation.

Article 2. Cooperation Content

1	lean energy sector. Party B appoints Party C to be fully responsible for the cooperation with Party A in the clean energy business, including but not limited to the overall execution and operation of the follow-up business. Mainly to build mobile energy and the blockchain graphene trading platform (the next step is to designate the main body of Party B to be responsible for the additional implementation of the energy storage management company after the completion of the Three Gorges Energy Program). It is planned to register and implement in December 2019, launch officially in January 2020, with expected annual sales revenue to exceed CNY 70 billion.

2	Each party agrees to use the joint venture company jointly established by both Party C's designated subsidiary company (Qingdao Mobo New Energy Automobile Sales Co., Ltd.) and Party A's shareholder Qingdao Chengyang Development and Investment Group Co., Ltd. as the project company agreed in this agreement: Qingdao Chengyang Mobo New Energy Automobile Sales Service Co., Ltd. Party A will be responsible for coordinating Qingdao Chengyang Development and Investment Group Co., Ltd. in accordance with this agreement to handle the equity change.

Article 3. Main Measures

1.	Party A's Support and Assistance

1)	Party A pays registered capital of CNY 200 million in installments, accounting in total of 10% of the equity holding of the project company. No later than January 20th, 2020, Party A shall pay the first installment of CNY 50 million registered capital; once the project has officially put into operation, Party A shall pay the registered capital of CNY 50 million installments whenever sales or market value reaches CNY 10 billion (whichever comes first ), and after the project sales or the market value reaches CNY 30 billion (whichever comes first). Party A ’s registered capital of CNY 200 million should be fully paid.

The sales mentioned above shall be subject to the audited financial report of the project company, that is, the date on which the corresponding audit report is issued shall be the date on which the project company's sales are realized. The market value mentioned above is calculated according to one of the following methods:

a.	The effective listing price or quotation on the stock exchange, that is, the date on which the listing or quotation is made, is the date of realization.

b.	The actual transaction price of selling all or part of the project company’s equity held by Party A to a third party at that time shall be the date of realization of the relevant agreement; the third party mentioned in this paragraph shall not be under the control of Party A or Party B’s enterprise;

c.	At that time, the actual price of the third party investor ’s capital increase to the project company shall be the date of realization of the relevant agreement; the third party mentioned in this paragraph shall not belong to the enterprise controlled by Party A or Party C at that time.

2)	After Party A starts to hold shares of the clean energy project company, it will participate in important meetings of the project company and make decisions on major issues to ensure the right to know the company's production and operation. After the company has been operating for one year, Party A can choose to sell part of its equity to future institutional investors, or can choose to continue to hold it. Party A can withdraw completely after three years of shareholding, and the shares should be bought back by Party C or any party designated by Party C. The total amount of Party A's withdrawal should not be higher than Party A's principal plus interest (annual interest 6%, interest in this agreement refers to simple interest, the same below), that is, Party A's withdrawal amount = total principal + annual interest 6%- total dividends by each project company paid to Party A.

3)	Party A assists Party B and Party C to provide office space for landing projects and ensures that the space meets the basic office conditions.

4)	Party A assists in seeking relevant national, provincial, and municipal support policies, and grants current preferential policies of Chengyang District upon laws and regulations.

2.	Party C's Service and Support

1)	Party C promises: The clean energy project will be registered and kicked off in December 2019 and will officially start operations in January 2020; Party C will make reasonable commercial efforts to accomplish the sales target agreed in Article 2. If the sales target is not met, Party A will no longer pay the remaining registered capital. The funds invested in the previous period, confirmed by Party A and Party C, shall be bought back by Party C or its designated party within 6 months after Party A ’s written notice. The total amount of Party A's withdrawal should not be higher than Party A's principal plus interest (6% per annum), that is, Party A's withdrawal amount = total principal + 6% per annum-each total amount of dividends that has submitted to Party A by each project company.

2)	Before the listing of the clean energy project, if Party A plans to transfer the shares, after the mutual written confirmation of both parties, Party C promises to repurchase part or all of the shares that Party A plans to transfer, the total amount of Party A's withdrawal should not be higher than Party A's principal plus interest (6% per annum), that is, Party A's withdrawal amount = total principal + 6% per annum-each total amount of dividends that has submitted to Party A by each project company.

3)	In order to ensure the safety of the funds invested by Party A, Party C provides a guarantee recognized by Party A for the funds invested by Party A. Party C should provide guarantor recognized by Party A, otherwise the cooperation agreement will not take effect. The guarantor will provide guarantee that the Party C promises to provide repurchase of Party A's invested capital in the form of principal plus interest. Each party shall sign a separate written guarantee agreement as a supplement to this agreement.

4)	Party C promises that the joint venture company will pay dividends to Party A at 6% per annum.

5)	After the clean energy project has benefited from the policy incentive funds allocated by the government, Party A withdraws the investment amount paid in advance in equal amounts in accordance with the principle of equal withdrawal priority.

Article 4. Cooperation Mechanism

In order to expand cooperation channels and ensure the effectiveness of cooperation, each party set up a project promotion working group to coordinate and deal with the difficulties and problems arising from the cooperation, and jointly promote the implementation of specific projects. The Chengyang District government of Qingdao has designated Chengyang sub-district office to be responsible for communication, liaison, coordination and other specific cooperation matters with the project party.

Article 5. Other Terms

1.	The content of the clean energy sector involved in the original "Project Cooperation Agreement" signed by Party A and Party B and all rights and obligations of Party B shall be inherited by Party C.

2.	Each party undertakes to have strict confidentiality obligations for the other party's information, state secrets, business secrets and other information that are known or obtained from each other during the cooperation process, and may not be disclosed to any third party without the other party's written permission. Except as otherwise provided by laws and regulations.

3.	For matters not covered in this agreement, the parties may sign a supplementary agreement in writing, and the supplementary agreement signed shall have the same legal effect as this agreement.

4.	In case of adjustments to laws, regulations or policies, the relevant contents of this agreement shall be adjusted or changed. If one or all parties cannot continue to execute this agreement due to force majeure, the execution of this agreement shall be terminated. The termination of the agreement shall not affect the execution of the specific cooperation agreements signed during the validity period.

5.	If there is a dispute between the parties during the implementation of this agreement, the parties shall settle the dispute through friendly consultation. If no settlement can be reached through consultation, the parties agree to resolve the case through the people ’s court with jurisdiction in the place where Party A is located.

6.	This agreement is made in eight copies, each party holds two copies, and it is effective from the date of signature and official seal of the representatives of each party. It is valid for three years.

(No text below)

Singing Page:

Party A: Qingdao Chengyang Xingyang Development and Investment Co., Ltd.

Representative (Signature):

Party B: Sun Seven Star Investment Group Co., Ltd.

Representative (Signature):

Beijing Seven Star Global Culture Development Co., Ltd.

Representative (Signature):

Party C: Ideanomics,lnc.

Representative (Signature):

December 31, 2019